ECD Ovonics Completes Option Exercise for Purchase of
              4,376,633 Shares of its Common Stock from Chevron

            13.4% Reduction of Issued and Outstanding Common Stock

Rochester Hills, Mich., May 17, 2005 - Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today that it has completed the exercise of its option to purchase 4,376,633 shares of its Common Stock previously owned by a subsidiary of Chevron Corporation. The shares acquired through the option exercise are being cancelled and returned to authorized and unissued status.

The shares were purchased for $4.55 per share, or a total purchase price of $19,913,680. ECD Ovonics funded the option exercise transaction out of currently available cash, including the $109 million from the recent sale of its Common Stock and the exercise of warrants by certain warrantholders.

ECD Ovonics received the option through its subsidiary Ovonic Battery Company, Inc. in December 2004 in consideration of the expansion of the scope of licenses to Cobasys LLC, the 50-50 Ovonic nickel metal hydride battery manufacturing joint venture between Ovonic Battery and ChevronTexaco Technology Ventures LLC, a subsidiary of Chevron.

"We are pleased that, with the recent private placement and the exercise of outstanding warrants, we are well positioned to pursue our strategy to finance the expansion of United Solar Ovonic's solar manufacturing facility, improve our capital structure and complete the exercise of the option," said Robert C. Stempel, Chairman and CEO of ECD Ovonics.

As a consequence of the cancellation of the 4,376,633 shares acquired through the option exercise, the number of shares of ECD Ovonics Common Stock presently issued and outstanding has been reduced by 13.4% to 28,211,520.

About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. The Company's portfolio of alternative energy solutions includes Ovonic thin-film continuous-web amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing

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hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the
Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.


Contacts:
Stephan W. Zumsteg, Vice President and CFO
Ghazaleh Koefod, Investor Relations
Energy Conversion Devices, Inc.
248.293.0440